Exhibit 10.44

AMENDMENT NO. 1 TO

EMPLOYMENT LETTER AGREEMENT

This Agreement is made effective as of December 16, 2005 by and between Primal Solutions, Inc., a Delaware corporation (the “Employer”), and William C. Bousema, an individual resident in Newport Beach, California (the “Executive”).

RECITALS

A.            The Employer and the Executive are parties to an Employment Letter Agreement dated March 25, 2005 (the “Employment Agreement”) and a Change of Control Agreement dated March 25, 2005 (the “Change of Control Agreement”).

B.            The Executive and the Employer mutually desire to extend the Employment Agreement for a period of two years and to effect certain other amendments to the Employment Agreement and the Change of Control Agreement. The Executive and the Employer are concurrently entering into an Amended and Restated Change of Control Agreement dated the same date as this Agreement.

C.            Except as otherwise provided in this Agreement, the capitalized terms used herein shall have the same meaning ascribed to such terms in the Employment Agreement.

AGREEMENT

In consideration of the mutual covenants contained herein, and such other good and valuable consideration, the parties agree as follows:

1.             AMENDMENTS TO THE EMPLOYMENT AGREEMENT

The following portions of the Employment Agreement are amended as follows:

1.1           The following sentence is added to the end of the Executive Incentive Compensation Section:

“Incentive Compensation will be paid to Executive no later than 2-1/2 months following the close of the calendar year in which the Incentive Compensation was earned; provided, however, if the Board of Directors in its discretion determines that the Employer does not have sufficient available cash to pay such amount on such date, the Board of Directors may defer, without interest, payment of any or all of such amount, to not later than December 31 of the calendar year following the calendar year in which the Incentive Compensation was earned.”

1.2           The second paragraph in the Termination section of the Employment Agreement is deleted and the following substituted in its place:

“The following paragraphs of this Termination section (the “Severance Provisions”) shall expire on December 31, 2007 and are applicable to circumstances other than a Change in Control:”

1.3           The last sentence in paragraph (A) in the Termination Section is deleted and the following substituted in its place:

“If Executive is terminated without cause, in no event will payments under (i), (ii), (iv), (v) and (vi) above extend beyond 2-1/2 months following the close of the calendar year in which termination under this paragraph occurs, and payments will be accelerated, if necessary, to prevent such 2-1/2 month period to be exceeded. If Executive terminates his employment for Good Reason, in no event will payments under (i), (ii), (iv) and (vi) above commence prior to six months following such separation.”

1.4           The following sentence is added to the end of paragraph (B) in the Termination Section:

“Payments under (ii) above shall be made no later than 2-1/2 months following the close of the calendar year in which the Incentive Compensation was earned, and payments will be accelerated, if necessary, to prevent such 2-1/2 month period to be exceeded.”

1.5           The last paragraph in the Termination section of the Employment Agreement is deleted and the following substituted in its place:

“Notwithstanding the foregoing, for the 60 day period prior to October 31, 2007, Primal will commence negotiations with you in good faith regarding the new terms of this Termination section (the “New Severance Provisions”). If, following such good faith negotiations of the New Severance Provisions, you and Primal are unable to reach agreement regarding the New Severance Provisions, the Severance Provisions contained herein shall expire on their terms. If Primal does not negotiate in good faith, this letter agreement will expire on December 31, 2007, your employment with Primal will be terminated and you will be paid the severance benefits provided for in paragraph A of this Termination section and all outstanding unvested stock options granted to you will accelerate and vest.”

1.5           The following additional paragraph shall be added to the end of the Termination section of the Employment Agreement:

Notwithstanding any provision of this letter agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of his death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).  The provisions of this paragraph shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. To the extent that an insurance benefit received or to be received by Executive constitutes deferred compensation subject to Section 409A of the Code, Executive will pay any insurance premiums that would otherwise be due on the first day of each calendar month during the period the benefits are deferred under this paragraph. Executive will be reimbursed for such insurance premiums on the date that payments and benefits are otherwise provided under this paragraph.

2.             TERM

This Agreement shall commence on the date first written above and continue in effect until the expiration or sooner termination of the Employment Agreement.

3.             EFFECT ON EMPLOYMENT AGREEMENT

This Agreement shall supersede and replace any inconsistent provisions of the Employment Agreement. Except, as amended by this Agreement, the Employment Agreement shall continue in full force and effect in accordance with its terms. The provisions of the Employment Agreement which are not inconsistent with those of this Agreement shall be incorporated herein by this reference.

4.             GOVERNING LAW

This Agreement shall be interpreted and construed under California law.

5.             COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EXECUTIVE

William C. Bousema

EMPLOYER

PRIMAL SOLUTIONS, INC.,
a Delaware corporation

By:

Name:

Title: